Exhibit 99.2

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Agreement”) is hereby entered into as of this ______ day of _____, 2013 (the “Effective Date”), by and among “Globant S.A.”, a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, registered with the Luxembourg trade and companies register under number B 173 727 (the “Company”); “[name of original employer].”, a _________ organized under the laws of ______________ which is an indirectly owned subsidiary of the Company (the “Employer”), and [Name of Beneficiary] (hereinafter, the “Beneficiary” and, together with the Company and the Employer, the “Parties”).

WHEREAS, Beneficiary is an employee of the Employer;

WHEREAS, the Employer is an indirectly owned subsidiary of the Company;

WHEREAS, the Company desires to grant the Beneficiary an option to acquire the Company´s Equity Interests upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Grant of Option. The Company herby grants to the Beneficiary an option (the “Stock Option”) to acquire ______ Equity Interests (as adjusted for any applicable share splits, combinations, subdivisions, recapitalization or the like) on the terms and subject to the conditions of this Agreement.

3.             Vesting of Stock Option. The Stock Option will become vested as set forth on Schedule A; provided, however, that the Beneficiary is in the continuous employ of the Globant Group from the date on which this Agreement is entered into through the applicable date upon which vesting is scheduled to occur.

3.             Exercisability of Stock Option. To the extent vested, the Stock Option shall become exercisable subject to the terms of this Agreement upon the earliest of the following dates: (a) an Event of Liquidity and/or (b) an IPO, provided that the Beneficiary has been in the continuous employ of the Globant Group through such date. Unless earlier terminated as a result of the Beneficiary’s termination of employment as provided in Section 4, below, this Stock Option shall terminate and shall not be exercisable after June 30, 2019 (the “Expiration Date”).

4.             Termination of Employment. If the Beneficiary’s employment by the Globant Group terminates on account of the Beneficiary’s resignation or termination of the Beneficiary’s employment with Justified Cause, then: a) this Stock Option will terminate immediately upon such termination of employment, whether any portion has been vested or not; and b) the Company shall have the right to repurchase from the Beneficiary any Globant stock issued to the Beneficiary under the Stock Option, at a price equal to the Exercise Price paid by the Beneficiary for such stock, plus interest accrued at 6-month LIBOR plus 3% (the “Repurchase Price”). The repurchase shall be effective, and the Globant stock repurchased shall be recorded in the name of the Company as treasury stock, upon the Company’s delivery of a notice of repurchase to the Beneficiary to its domicile of record and transfer of the Repurchase Price to the Beneficiary or, in the absence of a valid or current bank account in the name of the Beneficiary on record with the Company, upon further delivery of notice requesting the Beneficiary to provide the wire transfer details of a valid and current bank account opened in the name of the Beneficiary. If the Beneficiary fails to respond within 30 days of notice to such effect, indicating in writing to the Company the wire transfer instructions of a bank account opened in its name for the transfer of the Repurchase Price, then the Company may choose to pay the Repurchase Price by transferring the corresponding amount to any bank account of the Beneficiary that is on record with any Affiliate of the Company, or by delivering a check to the domicile of record the Beneficiary. In the case of the Beneficiary’s resignation, this Stock Option shall terminate, and the right of the Company to repurchase the Beneficiary’s issued Globant shares shall become executable, upon the communication, by any means, of the Beneficiary’s intention to resign or leave its employment with the Globant Group. This right of repurchase by the Company shall not be exercisable after the occurrence of an IPO of Globant stock. If the Beneficiary’s employment by the Globant Group terminates for any reason other than the Beneficiary’s resignation or termination for Justified Cause, the portion of this Stock Option that is vested upon such termination of employment will be exercisable subject to the terms of this Agreement as if the Beneficiary had remained in the employ of the Globant Group during the one-year period following such termination, but in no event after the Expiration Date.

5.             Exercise Procedure. Subject to the conditions set forth in this Agreement, the vested portion of this Stock Option may be exercised by delivery of written notice of exercise on any business day to the Company’s Corporate Secretary, in such form as the Company may require from time to time. Such notice shall specify the number of shares in respect of which the Stock Option is being exercised and shall be accompanied by full payment of the Exercise Price for such shares in accordance with Section 6 of this Agreement. The exercise will be effective upon receipt by the Company’s Corporate Secretary of such written notice accompanied by the required payment or properly executed, irrevocable instructions to effectuate a broker-assisted cashless exercise or net exercise as provided in Section 6 below. The Stock Option may be exercised only in multiples of whole shares.

6.             Payment of Exercise Price. Payment of the Exercise Price may be made by (i) delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable in the Company’s discretion, (ii) following an IPO, by a broker-assisted cashless exercise through a brokerage firm approved by the Company, or, (iii) to the extent allowed by applicable law, by withholding of Option Shares otherwise issuable pursuant to the exercise which have a Fair Market Value on the date of exercise equal to the Exercise Price, or a combination of the foregoing.

7.             Delivery of Shares upon Exercise. Upon due exercise of the Stock Option, in whole or in part, in accordance with the terms of this Agreement, the Company will deliver to the beneficiary, the brokerage firm specified in the Beneficiary’s delivery instructions pursuant to a broker-assisted cashless exercise, or such other person exercising the Stock Option following the Beneficiary’s death, as the case may be, the number of shares of Stock so paid for, in the form of fully paid and nonassessable Stock. The Stock certificates delivered hereunder will, unless such shares are registered or an exemption from registration is available under applicable law, bear a legend restricting transferability of such shares, and if such shares are subject to restrictions pursuant to Section 9 hereof, will bear a legend referencing such restrictions. No fractional shares will be delivered pursuant to this Stock Option.

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8.             Adjustments and Business Combinations.

(a)             Adjustments for Events Affecting the Company or the Stock. In the event of changes affecting the Company, the capitalization of the Company or the Stock of the Company by reason of any stock dividend, spin-off, split-up, recapitalization, merger, reorganization, consolidation, business combination or exchange of shares and the like, the Company may, in its discretion and without the consent of the Beneficiary, either (i) cancel the Stock Option in exchange for a payment to the Beneficiary for each Stock Option outstanding equal the excess, if any, of the Fair Market Value of the Shares subject to the vested portion of the Stock Option over the Exercise Price, or (ii) make appropriate adjustments to the number, kind and exercise price of shares covered by the Stock Option, preserving the terms and benefits provided hereunder, and will, in its discretion and without the consent of the Beneficiary, make any other adjustments in this Stock Option, including but not limited to mandating alternative settlement methods such as settlement of the Stock Option in cash or in other securities of the Company or of any other entity, as the Company, in its sole discretion, determines to be necessary or appropriate. Appropriate adjustments to the number, kind and exercise price of shares covered by the Stock Option as described above shall be made in a manner consistent with United States Treasury Regulation Section 409A-1(b)(5)(v)(D), which sets forth rules regarding the substitution of new stock options for an existing stock options pursuant to a corporate transaction, including rules that govern the aggregate value of the new stock options and the ratio of the exercise price to the value of the stock subject to the new stock options.

(b)             Adjustments for Unusual Events. The Company is authorized to make, in its discretion and without the consent of the Beneficiary, equitable adjustments in the terms and conditions of, and the criteria included in, the Stock Option in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Company determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Stock Option.

(c)             Binding Nature of Adjustments. Adjustments under this Section 8 will be made by the Company, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive without any action or consent by the Beneficiary or any other person. No fractional shares will be issued pursuant to this Stock Option on account of any such adjustments.

9.             Agreement to Execute Other Agreements. As a condition to the receipt of this Stock Option, the Beneficiary hereby agrees to execute and abide by the terms of (i) any “lock-up” or similar agreement required by the Company that restricts the Beneficiary’s right to exercise the Stock Option or sell Shares during any lock-up period either in connection with an IPO or as otherwise necessary to comply with any applicable laws governing the Stock Option, the Stock, or the Company, and, (ii) if the Stock Option is exercised before an IPO, the shareholders agreement of the Company titled "Convenio de Socios", dated as of February 23, 2011 (as amended and supplemented from time to time) and/or a voting trust agreement, copies of which are available from the Company’s Corporate Secretary.

10.           Non-Guarantee of Employment. Nothing in this Agreement will alter the Beneficiary’s employment status with the Employer or any member of the Globant Group, nor be construed as a contract of employment or service relationship between the Beneficiary and the Employer or any member of the Globant Group, or as a contractual right for the Beneficiary to continue in the employ of, or in a service relationship with, the Employer or any member of the Globant Group for any period of time, or as a limitation of the right of the Employer or any member of the Globant Group to discharge the Beneficiary at any time with or without Justified Cause or notice and whether or not such discharge results in the failure of any of the Stock Options to become exercisable.

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11.           No Rights as a Stockholder. The Beneficiary shall not have any of the rights of a stockholder with respect to the Shares until such Shares have been issued to upon the due exercise of the Stock Options. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.

12.           Nontransferability. The Stock Options and, before exercise, the underlying Option Shares, are nontransferable otherwise than by will or the laws of descent and distribution and, during the Beneficiary’s lifetime, the Stock Options may be exercised only by the Beneficiary. Except as provided above, the Stock Options and, before exercise, the underlying Option Shares, may not be assigned, transferred, pledged, hypothecated, or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

13.           The Company’s Rights. The existence of the Stock Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Any reference herein to the Company shall include any successor to the rights of Company hereunder.

14.           Entire Agreement. This Agreement contains the entire agreement between the Beneficiary, Employer and the Company with respect to the Stock Options. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Stock Options shall be void and ineffective for all purposes.

15.           Amendment. This Agreement may be amended from time to time by the Company in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Stock Options or Shares, except as provided in a written document signed by the Beneficiary and the Company.

16.           Section 409A. With respect to Beneficiaries who are US Persons subject to United States income tax, this Agreement and the Stock Options granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the United States Internal Revenue Code, which governs the taxation of gross income attributable to arrangements that are deemed to be nonqualified deferred compensation plans. Nothing in the Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Stock Options. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the United States Internal Revenue Code, it may be modified and given effect, in the sole discretion of the Company and without requiring the Beneficiary’s consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the United States Internal Revenue Code. The foregoing, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Beneficiary.

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17.           Electronic Delivery of Documents. By signing this Agreement, the Beneficiary (i) consents to the electronic delivery of this Agreement, all information with respect to the Stock Options, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost by contacting the Company by telephone or in writing; (iii) further acknowledge that he or she may revoke this consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that he or she understands that his or her consent to electronic delivery of documents is not required.

18.           Personal Data. For the purpose of implementing, administering and managing these Stock Options, the Beneficiary consents to the collection, receipt, use, retention and transfer, in electronic or other form, of personal data by and among the Company and its third party vendors or any potential party to any transaction or capital raising transaction involving the Company. The Beneficiary understands that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of this Stock Option and the Beneficiary expressly authorizes such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). The Beneficiary understands that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Beneficiary’s country. The Beneficiary understands that data will be held only as long as is necessary to implement, administer and manage this Stock Option. The Beneficiary understands that he or she may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Corporate Secretary. The Beneficiary also understands, however, that refusing or withdrawing consent may affect his or her ability to accept or maintain the Stock Option.

19.           Risk and Financial Information Disclosure. For purposes of claiming an exemption from registration under Rule 701 under the Securities Act of 1933 (which provides an exemption for offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation), the Beneficiary agrees that any information required by that exemption may be provided either by physical or electronic delivery or by written notice of the availability of the information on an Internet site that may be password-protected and of any password needed to access the information. The Beneficiary may be required to execute an agreement to keep the information confidential as a condition precedent to the provision of the information, and any such agreement shall be executed in such manner and form as the Company may require from time to time. Notwithstanding the foregoing, the Company shall have no initial or continuing obligation to provide the Beneficiary with the information described in this Section, except as otherwise required by applicable law.

20.           Governing Law. The validity, construction, and effect of this Agreement, and of any determinations or decisions made by the Company relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the Grand Duchy of Luxembourg, without regard to its provisions concerning the applicability of laws of other jurisdictions.

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21.           Arbitration. The parties hereto agree that all questions or matters in dispute with respect to this Agreement shall be subject to arbitration pursuant to the following terms and conditions: (i) it shall be a condition precedent to the right of any party hereto to submit any matter to arbitration to give prior written notice of its intention to do so to the other party explaining the matter in dispute. After 10 days from the notice the party who gave such notice may proceed to refer the dispute to arbitration; (ii) the party desiring arbitration shall appoint one arbitrator and shall notify the other party of such appointment, and the other party shall, within 15 days after such notice is deemed delivered, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall within 30 days of the appointment of the last appointed arbitrator, unanimously agree to appoint a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 15 days after notice of the appointment of the first arbitrator is deemed delivered, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the International Chamber of Commerce ("ICC"); and (iii) except as specifically otherwise provided in this Agreement, the arbitration shall be conducted in accordance with the provisions of the ICC. The chairman or the arbitrator as the case may be shall fix a time and place in the city of Luxembourg, for the purpose of hearing the parties. After the hearing the arbitrator or arbitrators shall make an award and deliver a copy to the parties. Each party shall pay its own cost and expenses of the arbitration. The parties agree that the award shall be final and binding upon the parties

22.            Taxes. All payments of Stock or cash hereunder shall be subject to such withholding taxes and other taxes as may be provided by law. The Beneficiary shall be responsible for the payment of all taxes attributable to the economic rights provided by this Agreement.

23.           Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

24.           Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

“Event of Liquidity” means the consummation of a merger, sale or transfer for any title, of the assets of the Company by virtue of which the shareholders of the Company receive a payment (other than a payment of dividends) in cash, kind or a combination of both, representing at least fifty-five percent (55%) of the assets of the Company. Notwithstanding the preceding sentence, an IPO shall not be an Event of Liquidity.

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“Fair Market Value” means, with respect to Stock for any purpose on a particular date, the value determined by the Company pursuant to a reasonable application of a reasonable valuation method. However, if the Common Stock is admitted for trading on a recognized national or regional exchange or market, “Fair Market Value” shall mean, as determined by the Company, (i) the closing price quoted on such exchange or market on the relevant date; (ii) the last sale price on the relevant date quoted on such exchange or market; (iii) the average of the high bid and low asked prices on the relevant date quoted on such exchange or market; or (iv) if the Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Stock, or by such other source, selected by the Company. If no public trading of the Stock occurs on the relevant date but the shares are so listed, then Fair Market Value shall be determined as of the last date before the relevant date on which trading of the Stock did occur. For all purposes under this Agreement, the term “relevant date” as used in this definition means either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Stock occurs, as determined in the Company’s discretion..

“Globant Group” means the Company, the Employer and all Affiliates of the Company from time to time.

“IPO” shall mean an initial public offering of the equity securities of the Company or any successor corporation in an offering registered under the United States Securities Act of 1933.

“Stock” shall mean shares of the Company stock.

“Justified Cause” means termination of a Beneficiary’s employment on account of the Beneficiary’s commission of a criminal act, misappropriation of any of the Globant Group’s assets, commission of an intentional or grossly negligent act that has a detrimental effect on the Globant Group’s business, assets or reputation, or Beneficiary’s failure to perform one or more of his duties and responsibilities promptly following receipt of written notice of Beneficiary’s failure to perform such duties and responsibilities, or any other statutory cause or cause pursuant to the law governing the Beneficiary’s employment contract (if any).

IN WITNESS THEREOF, the Parties hereto have read, understood, and voluntary executed this Agreement as of the day and year first above written.

[EMPLOYER],

By:
Name:
Title:

Globant S.A.

By:
Name:
Title:

[NAME OF BENEFICIARY]

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SCHEDULE A

Beneficiary:

Vesting Dates	Shares Vested	Exercise Price
/ /	Shares
/ /	Shares
/ /	Shares
/ /	Shares

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